Exhibit 99.1
Global Traffic Network Appoints Gary Worobow to Board of Directors
NEW YORK, Dec 11, 2006 (BUSINESS WIRE) — Global Traffic Network Inc., (Nasdaq: GNET), a leading provider of custom traffic and news reports to radio and television stations outside the United States, announced that Gary Worobow has been appointed to the Company’s Board of Directors, effective December 8, 2006.
Currently, Mr. Worobow serves as Executive Vice President and General Counsel of Five S Capital, where he has been since January of 2006. Previously, Mr. Worobow was with Westwood One, Inc. where he served as Executive Vice President, Business Affairs and Business Development from 2003 through 2005, and as Senior Vice President and General Counsel from 1999 through 2002. Prior to joining Westwood One, Inc. in 2003, Mr. Worobow was a founder and General Counsel of Columbus Capital Partners, LLC from 2002 through 2003. In addition, Mr. Worobow held the positions of Senior Vice President, General Counsel and Board Member for Metro Networks, Inc. from 1995 to 1999.
“We are excited to add Gary to our Board of Directors,” said William L. Yde III, Chairman and Chief Executive Officer of Global Traffic Network, Inc. “Gary brings with him a vast array of experience in network broadcasting, having held positions at both Westwood One and Metro Networks for several years. The knowledge and expertise that he brings with him will no doubt contribute to our success as we continue to expand our traffic and news services globally.”
“I look forward to serving as a member of the Board of Directors of Global Traffic Network at such an exciting time for the company,” said Mr. Worobow. “Global Traffic Network has seen exceptional growth in both the Australian and Canadian markets, and I believe this trend will continue as they enter the United Kingdom.”
As a member of the Global Traffic Network’s Board of Directors, Mr. Worobow will serve on the Compensation and Governance committees.
About Global Traffic Network
Global Traffic Network, Inc. (Nasdaq: GNET) is a leading provider of custom traffic and news reports to radio and television stations outside the U.S. The Company operates the largest traffic and news network in Australia, and operates seven traffic networks in Canada. In exchange for providing custom traffic and news reports, television and radio stations provide Global Traffic Network with commercial airtime inventory that the Company sells to advertisers. As a result, radio and television stations incur no out-of -pocket costs when contracting to use Global Traffic Network’s services. For more information, visit the Company’s website at www.globaltrafficnetwork.com

This press release contains statements that constitute forward-looking statements. These statements reflect our current views with respect to future events. These forward-looking statements involve known and unknown risks, uncertainties and other factors, including those discussed under the heading “Risk Factors” and elsewhere in our annual report 10-K that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements anticipated or implied by these forward-looking statements. These statements can be recognized by the use of words such as “may,” “will,” “intend,” “ should,” “could,” “can,” “would,” “expect,” “believe,” “estimate,” “ predict,” “potential,” “plan,” “is designed to,” “target” or the negative of these terms, and similar expressions. We do not undertake to revise any forward-looking statements to reflect future events or circumstances.
SOURCE: Global Traffic Network, Inc.
KCSA Worldwide:
Todd Fromer, 212-682-6300
tfromer@kcsa.com
or
David Burke, 212-682-6300
dburke@kcsa.com
or
Global Traffic Network:
Scott Cody, 212-896-1255
Chief Financial Officer
scott.cody@globaltrafficnet.com